Exhibit 10.1

PRIVATE & CONFIDENTIAL

TERM SHEET

This Term Sheet sets out the understanding between HotApps International Pte Ltd with regards to the proposed engagement of The Alpha Mind Pte Ltd (“Consultant”) for provision of consultancy services to the Company.

COMPANY	HotApps International Pte Ltd, a company incorporated in Singapore, registration no. 201414877D and having its office at 7 Temasek Boulevard #29-01B Suntec Tower One Singapore 038987 (“Company”).
CONSULTANT

Company would like to engage The Alpha Mind Pte Ltd, a company incorporated in Singapore, registration no. 2009137393G (“Consultant”) to provide consultancy services to the Company.

During the term of engagement, its sole member and director, Mr Tay Kiat Ming, Eugene will act as Acting Chief Executive Officer of the Company (“Acting CEO”).

TERM AND COMMENCEMENT DATE	For an initial term of 12 months with effect 1 September 2018.
FEES

Consultant will be paid consultancy fees based on the following milestones -

1) First 12 months -S$60,600 per annum payable monthly in arrears.

2) To be adjusted to S$10,600 per month after successful raising of fresh funds by the Consultant and upon receipt by the Company of or exceeding S$1 million which funds were raised based solely on Consultant’s efforts.

3) To be adjusted to S$20,600 per month after successful raising of fresh funds by the Consultant and upon receipt by the Company of or exceeding S$5 million which were raised based solely on Consultant’s efforts.

OVERVIEW

It is the intention of the Company to work towards listing of its parent company, HotApp BlockChain Inc., an OTC company in the United States, incorporation ID. 5120182 and having its office at 4800 Montgomery Lane Suite 210 Bethesda, MD20814 (“HotApp BlockChain”) with NYSE or NASDAQ.

STOCK PERFORMANCE SHARES

Acting CEO shall be granted 1 million of HotApp BlockChain’s stock performance shares upon its successful uplift to NYSE or NASDAQ. The exercise price of the stock performance shares shall be at US$1.00 and will be vested upon completion of 36 months’ continuous engagement (“Tenure”) with the Company.

Such stock performance shares can be sold only when the share price of the HotApp BlockChain is trading at US$2 or above, at any time during the Tenure. Sale of any shares arising from the vested stock performance shares is restricted to no more than 5% of the daily trading volume. All unvested stock performance shares will not be due and will immediately become void in the event of termination of the Consultancy Agreement.

TERMINATION	One (1) month’s written notice of termination from either party or fees in lieu of notice.

CONFIDENTIALITY

Save for any disclosure made to any regulatory body (including the exchanges in United States, Hong Kong or Singapore), each party shall keep strictly confidential the negotiations relating to this transaction, the existence of this transaction and the contents of this Term Sheet and shall not disclose the name to any other person with the prior written consent of the other party.

NON-COMPETITION AND NON-SOLICITATION

Consultant shall not:

(a) be directly or indirectly engaged or concerned in (whether as an employee, agent, independent contractor or otherwise) the conduct of any business competing with the businesses carried on or proposed to be carried on by the Company at any time;

(b) carry on for your own account either alone or in partnership or be concerned as a director or shareholder in any company engaged in any business competing with the Company’s business;

(c) assist any person, firm or company with technical advice or assistance in relation to any business competing with the Company’s business;

(d) solicit or entice away or attempt to solicit or entice away from the Company, any person, firm, company or organisation who shall at any time have been a customer, client, distributor or agent of the Company or in the habit of dealing with the Company;

(d) solicit or entice away or attempt to solicit or entice away from the Company any person who is an officer, manager or employee of the Company whether or not such person would commit a breach of his contract of employment by reason of leaving the Company;

(e) in relation to any trade, business or company, use any name in such a way as to be capable of or likely to be confused with the name of the Company and/or the Group and shall use all reasonable endeavours to procure that no such name shall be used by any other person, firm or company;

(f) otherwise be interested, directly or indirectly, in any business competing with the Company’s business; or

(g) by any means and at any time, use any information whatsoever which you may possess during the course of your engagement with the Company in any manner which may cause loss or injury to the Company and/or the Group and should you come into possession of any confidential information or trade secrets, you undertake irrevocably and unconditionally not to disclose these to any party at any time (whether during or after your engagement) without the Company’s prior written consent unless or until the information is in the public domain, whereupon to the extent that it is public this obligation shall cease.

BINDING EFFECT	This Term Sheet shall be legally binding and shall also be legally enforceable in accordance with its terms in any court or competent jurisdiction.
PREVALENCE OF CONSULTANCY AGREEMENT

This Term Sheet shall be superseded by a Consultancy Agreement to be negotiated and entered into as soon as practicable and in any event, no later than 6 months from the date of signing of this Term Sheet.

COSTS AND EXPENSES	Each Party shall be responsible for its respective costs and expenses in relation to the preparation of this Term Sheet and any transactions contemplated thereunder.

TAXES	Consultant and CEO shall be responsible for all relevant taxes required by applicable laws.
GOVERNING LAW AND DISPUTE RESOLUTION	Singapore Laws and the Parties hereby irrevocably submit to the exclusive jurisdiction of the Singapore Courts.

Date: 14 September 2018

We hereby agree to the above terms and conditions:

Signed by:	Signed by:

/s/ Chan Heng Fai	/s/ Tay Kiat Ming Eugene
Name: CHAN HENG FAI	Name: TAY KIAT MING EUGENE
For and on behalf of	For and on behalf of
HOTAPPS INTERNATIONAL PTE LTD	THE ALPHA MIND PTE LTD

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